AGREEMENT

This Agreement (this “Agreement”) by and among LFTD Partners Inc. f/k/a Acquired Sales Corp. (“LSFP”), Lifted Liquids, Inc. d/b/a Lifted Made (“Lifted”), Nicholas S. Warrender (“NSW”), 95th Holdings, LLC (“Holdings”), Gerard M. Jacobs (“GMJ”) and William C. “Jake” Jacobs (“WCJ”), is dated and effective as of December 30, 2021. LSFP, Lifted, NSW, Holdings, GMJ and WCJ are hereafter sometimes referred to as a “Party” and collectively as the “Parties”.

In consideration of the mutual covenants and agreements hereafter set forth, and for other valuable consideration the receipt and adequacy of which is agreed upon and acknowledged by each of the Parties, the Parties have executed this Agreement, intending to be legally bound hereby:

1. In the negotiation and execution of this Agreement, LSFP has been represented by the Compensation Committee of the board of directors of LSFP, which consists of LSFP’s four independent board members (the “Compensation Committee”). The Compensation Committee believes that the terms and conditions of this Agreement are in the best interests of LSFP.

2. Reference is hereby made to that certain Agreement and Plan of Merger by and among LSFP, Lifted, GMJ, WCJ, Warrender Enterprise Inc. and NSW (the “Merger Agreement”). Words and terms defined in the Merger Agreement are used herein with the same meaning. Pursuant to the terms of the Promissory Note payable by LSFP to NSW that was issued at the closing of the Merger on February 24, 2020, LSFP owes NSW $3,750,000 accruing interest at the rate of 2% annually (the “Promissory Note Principal Plus Accrued Interest”). On or before December 31, 2021, LSFP shall repay to NSW the Promissory Note Principal Plus Accrued Interest. On or before January 3, 2022, NSW shall loan to LSFP $2,750,000 accruing interest at the rate of 2.5% annually, evidenced by a new promissory note (the “New Promissory Note”) in the same form as the current Promissory Note secured by the same collateral as the current Promissory Note, excepting only that (a) the principal of the New Promissory Note shall be $2,750,000 rather than $3,750,000, (b) the principal of the New Promissory Note shall be paid off by LSFP in five semi-annual payments to NSW of $458,333 and a sixth and final semi-annual payment to NSW of $458,335, in each case plus accrued interest, starting on June 30, 2022, and (c) all remaining principal and all accrued interest on the New Promissory Note shall be subject to mandatory prepayment by LSFP to NSW within two business days following the closing of any debt or equity capital raise by LSFP following the date of this Agreement in the amount of $8,000,000 or more.

3. Reference is hereby made to that certain Compensation Agreement dated as of June 19, 2019 (the “Compensation Agreement”), and that certain Amendment No. 1 to Compensation Agreement dated as of December 1, 2020 (the “Amendment No. 1”) (the Compensation Agreement as amended by Amendment No. 1, the “Amended Compensation Agreement”). The Compensation Agreement contemplated an aggregate of $350,000 being paid by LSFP to GMJ and WCJ upon the closing of LSFP’s acquisition of Lifted and an aggregate of $350,000 being paid by LSFP to GMJ and WCJ upon December 1, 2020, but such payments were not timely made, and pursuant to the Amendment No. 1 such aggregate of $700,000 of compensation was deferred and made due and payable by LSFP to GMJ and WCJ together with interest accrued at the rate of 2% annually commencing January 1, 2021, upon demand by GMJ and WCJ, and to date only $58,438.50 of such deferred compensation has been paid to date to GMJ (the remaining unpaid deferred compensation together with accrued interest is hereby referred to as the “Deferred Compensation”). The Deferred Compensation shall be paid by LSFP to GMJ and WCJ on or before January 6, 2022, and simultaneously with such payment of the Deferred Compensation, LSFP shall pay WCJ a bonus of $300,000.

4. The Amended Compensation Agreement provides that an aggregate of $350,000 shall be paid by LSFP to GMJ and WCJ on December 1, 2021, but has not yet been paid (the “December 1, 2021 Compensation”). The December 1, 2021 Compensation is hereby terminated. Provided that GMJ and WCJ have not resigned as officers of LSFP, on or before December 31, 2022, an aggregate of $500,000 in bonuses shall be paid by LSFP to GMJ and WCJ.

5. Reference is hereby made to those certain Executive Employment Agreements dated February 24, 2020 between LSFP and GMJ, WCJ and NSW, respectively (collectively the “Executive Employment Agreements”). Words and terms defined in the Executive Employment Agreements are used herein with the same meaning. Commencing January 1, 2022, the Base Salary under each of the Executive Employment Agreements shall be increased from $100,000 to $250,000 per year.

6. Notwithstanding anything to the contrary set forth in the Executive Employment Agreements, the company-wide Bonus Pool for 2021 shall be $1,559,335 (the “Modified 2021 Bonus Pool Amount”), which is the aggregate amount that has already been accrued for in LSFP’s financial statements covering the period from January 1, 2021 through September 30, 2021, and such Modified 2021 Bonus Pool Amount shall be paid by LSFP, and allocated and distributed in accordance with unanimous written instructions from GMJ, WCJ and NSW, on or before March 15, 2022.

7. The amount by which the company-wide Bonus Pool for 2021 as calculated in accordance with the Executive Employment Agreements as in effect prior to the execution and delivery of this Agreement exceeds the Modified 2021 Bonus Pool Amount shall be paid by LSFP, and allocated and distributed in accordance with unanimous written instructions from GMJ, WCJ and NSW, in three equal quarterly payments, starting on June 30, 2022.

8. Reference is hereby made to that certain Commercial Lease dated December __, 2020, by and between Holdings and Lifted (the “Lease”). Words and terms defined in the Lease are used herein with the same meaning. Notwithstanding anything to the contrary set forth in the Lease, Lifted shall purchase the Property from Holdings on or before December 31, 2022, for a fixed purchase price equal to $1,375,000.

9. Commencing on March 31, 2022, each of the non-officer members of the board of directors of LSFP shall receive a quarterly fee of $4,000 from LSFP.

10. Excepting only as expressly modified or amended pursuant to this Agreement, all other terms and conditions of the Merger Agreement, the Amended Compensation Agreement, the Executive Employment Agreements, the Lease, and all other agreements among any of the Parties shall remain in full force and effect following the execution and delivery of this Agreement.

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first set forth above.

LFTD PARTNERS INC. f/k/a ACQUIRED SALES CORP.,

a Nevada corporation

By	/s/ Joshua A. Bloom	/s/ Gerard M. Jacobs
	Joshua A. Bloom, Director and	Gerard M. Jacobs, in his individual
	Chairman of the Compensation	Capacity
Committee of the Board of
Directors of LFTD Partners Inc.

LIFTED LIQUIDS, INC.,
an Illinois corporation

By	/s/ Nicholas S. Warrender	/s/ William C. Jacobs
	Nicholas S. Warrender, CEO of	William C. Jacobs, in his individual
	Lifted Liquids, Inc.	Capacity

95th HOLDINGS, LLC,
a Wisconsin limited liability company

By	/s/ Nicholas S. Warrender	/s/ Nicholas S. Warrender
	Nicholas S. Warrender,	Nicholas S. Warrender, in his individual
capacity